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                                                                      Exhibit 23

              Consent of Ernst & Young LLP, Independent Audit

We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Woodmark Corporation of our report dated June 8, 2001, included in the April 30, 2001 Annual Report to Shareholders of American Woodmark Corporation.

Our audits also included the financial statement schedule of American Woodmark Corporation listed in Item 14(a). This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as whole, presents fairly in all material respects the information set forth therein.

We also consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-12631) pertaining to the American Woodmark Corporation 1995 Non-Employee Directors Stock Option Plan and the Registration Statement (Form S-8 No. 333-12623) pertaining to the American Woodmark Corporation 1996 Stock Option Plan for Employees of our report dated June 8, 2001, with respect to the consolidated financial statements and our report included herein with respect to the financial statement schedule of American Woodmark Corporation, both incorporated by reference and included in the Annual Report (Form 10-K) for the year ended April 30, 2001.

                                                               /s/ Ernst & Young

Baltimore, Maryland
July 12, 2001